Exhibit 99.1

Brigham Exploration Announces Successful Completion of Sartwelle #4 Frio
Exploration Discovery

          AUSTIN, Texas, April 4 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announces a successful production test of the Sartwelle #4, which tested at a rate of 2.6 MMcfe per day.  The Sartwelle #4 is Brigham’s first exploration discovery in its 2006 drilling program.

          Frio Exploration Discovery

          As previously announced, the Sartwelle #4 encountered 22 feet of apparent net Middle Frio pay at depths of 9,220 - 10,065 feet.  Brigham recently commenced production to sales from the upper 14 feet of apparent pay at an initial rate of approximately 1.3 MMcf of natural gas and 220 barrels of oil (2.6 MMcfe) per day, with a flowing casing pressure of 4,275 psi.  Brigham operates the Sartwelle #4 with a 75% working and 53% revenue interest, with Royale Energy, Inc. (Nasdaq: ROYL) as a project participant with a 25% working interest.  Assuming the well continues to perform, one additional well could be drilled to fully develop the discovery.

          Bud Brigham, the Chairman, President and CEO stated, “The Sartwelle #4 offsets our late 2004 Sartwelle #3 well.  Although we are excited by the results to this point with the Sartwelle #4, we are cautious given the results of the Sartwelle #3, which commenced production at a strong initial rate but depleted very quickly.  Subsequent to completing the Sartwelle #3, our interpretation of our reprocessed 3-D seismic data indicated that the well had a small drainage area.  As a result, the Sartwelle #4 targeted a more optimal location with a potential drainage area that covers an estimated 320 acres. Given the Sartwelle #3’s production history, we plan to watch the production of the Sartwelle #4 very closely.”

          Bud Brigham continued, “The Sartwelle #4 is also important in that a successful well should reduce the risk for three adjacent fault blocks.  We estimate the gross reserve potential for this approximately 1,100 acre complex, inclusive of the Sartwelle #4 fault block, at approximately 27 Bcfe, with the Sartwelle #4 fault block representing roughly 28% of this potential. Provided the Sartwelle #4 continues to perform, we would expect to test at least one of these adjacent fault blocks later in 2006.  In addition, later this month in the same area we expect to commence our Trull B #3, the first high reserve potential exploration well that we have planned for the year.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  John Turner, Director of Finance & Business Development (512) 427-3300

SOURCE  Brigham Exploration Company
           -0-                                                  04/04/2006
           /CONTACT:     John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /   _